EXHIBIT 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott Chief Marketing Officer 949-362-5800 relliott@smithmicro.com	Charles Messman, Todd Kehrli MKR Group 323-468-2300 ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
Smith Micro Posts Record Net Revenues of $73.4 Million for 2007
ALISO VIEJO, CA, March 5, 2008 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the wireless market, today reported its 2007 fourth quarter and full year 2007 financial results.
“I am pleased to announce our fiscal 2007 results, the best revenue performance in the history of the Company, with record revenues of $73.4 million for the year,” said William W. Smith Jr., President and CEO of Smith Micro Software, Inc. “During fiscal 2007 we were very aggressive in pursuing strategic acquisitions, closing four transactions in 2007 and a fifth in early January with our purchase of the PCTEL Mobility Solutions Group, the largest competitor in our Connectivity & Security business segment. With these acquisitions we have added strategic assets in the form of new technologies, products, customers, and geographic market expansion for our future growth.”
Mr. Smith continued, “During the fiscal year I was very pleased to see our Connectivity & Security business segment show tremendous revenue growth of 100% over 2006. This is a core technology for Smith Micro and a strong contributor to our organic growth. In 2007, we grew our wireless customer carrier base from 3 to 14 of the premier wireless carriers throughout the world, and see this market continuing to perform well in 2008, as wireless carriers offer new products to broaden their customer reach, and as enterprise level customers begin deploying wireless solutions. We also saw solid revenues in the Multimedia Group and a strong contribution from our Consumer business lines. The recent acquisition of e frontier, Inc.’s assets has expanded our market reach into the fast growing consumer and prosumer graphic marketplace. We expect to see continued growth throughout 2008 in all these markets.”

Smith Micro 2007 Fourth Quarter Financial Results	Page 2 of 7
Mr. Smith concluded, “Throughout the fiscal year we made significant strides to expand our portfolio of wireless solutions, expand our overall customer base, and build upon our leadership as the premier wireless software solutions company. For the first time in the Company’s history we are adopting a policy of providing annual revenue guidance, and expect our net revenues for fiscal 2008 to be between $95 million and $105 million. We believe this guidance will better ensure that cohesive and consistent expectations can be developed within the investment community. As we look to 2008 and beyond, we remain extremely excited about the opportunities ahead, as we have positioned the Company for long term growth and profitability.”
For the fiscal year ended December 31, 2007, the Company reported record net revenues of $73.4 million; a 35% increase over the $54.5 million reported for the fiscal year ended December 31, 2006. Accompanying significant revenue growth, gross margins also improved significantly year on year, from 63% in 2006 to 72% in 2007 on a GAAP basis. Diluted earnings per share were $0.10 for 2007 versus $0.35 for 2006, due primarily to large non-cash GAAP tax charges in 2007, amortization related to acquisitions closed during the year and stock compensation related expenses. Non-GAAP diluted earnings per share, adjusted for such items, were $0.84 for 2007 compared to $0.69 for 2006, an increase of 22%.
Total cash and cash equivalents at December 31, 2007 was $87.5 million, compared to $92.5 million at December 31, 2006. Diluted shares outstanding as of December 31, 2007 increased to 31.0 million as compared to 25.3 million shares outstanding as of December 31, 2006.
Smith Micro reported net revenues of $20.0 million for the fourth quarter ended December 31, 2007, a 16% increase when compared to the $17.2 million reported in the fourth quarter of 2006. Complementing the increase in revenues, gross margins increased from 68% to 77% on a GAAP basis. Diluted EPS for the fourth quarter were $0.02 for 2007 as compared to $0.14 for 2006, which was impacted by non-cash tax charges, amortization related to acquisitions completed during the year and stock compensation related expense. Netting out such items to provide a comparable view, non-GAAP earnings per share for the fourth quarter were $0.25 for 2007 as compared to $0.26 for the same period in 2006.

Smith Micro 2007 Fourth Quarter Financial Results	Page 3 of 7
The Company uses a non-GAAP reconciliation of net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Smith Micro is providing fiscal year 2008 net revenues guidance of $95 million to $105 million.
Investor Conference Call
Smith Micro will hold an investor conference call to discuss the Company’s fourth quarter results at 4:30 p.m. Eastern time today, March 5, 2008. The call can be accessed by dialing (800) 240-6709 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communication solutions, mobile device management products, image and data compression solutions and many award-winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise, OEM Sales Groups, and direct from our websites, retail and value-added resellers (VARs) partners. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the

Smith Micro 2007 Fourth Quarter Financial Results	Page 4 of 7
company’s net revenues guidance for fiscal 2008, our financial prospects and other projections of our performance, the company’s ability to increase its business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for our products from our customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies
Note: Financial Schedules Attached

Smith Micro 2007 Fourth Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 12/31/07:
Net Income (in thousands)	$653	$3,995	$908	$2,292	$7,848
EPS	$0.02	$0.13	$0.03	$0.07	$0.25
Three Months Ended 12/31/06:
Net Income (in thousands)	$3,610	$1,558	$703	$1,094	$6,965
EPS	$0.14	$0.06	$0.03	$0.04	$0.26
Fiscal Year Ended 12/31/07:
Net Income (in thousands)	$3,161	$14,582	$2,858	$5,301	$25,902
EPS	$0.10	$0.47	$0.09	$0.17	$0.84
Fiscal Year Ended 12/31/06:
Net Income (in thousands)	$8,956	$5,467	$1,905	$1,182	$17,510
EPS	$0.35	$0.22	$0.08	$0.05	$0.69

Smith Micro 2007 Fourth Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Fourth Quarters and Fiscal Years Ended December 31, 2007 and 2006
(in thousands, except per share amounts)

	For the Three Months		For the Fiscal Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenues	$19,971	$17,228	$73,377	$54,469
Cost of Revenues	4,599	5,564	20,644	20,259

Gross Profit	15,372	11,664	52,733	34,210

OPERATING EXPENSES
Selling & Marketing	5,551	2,517	18,394	9,057
Research & Development	4,504	2,274	14,772	7,899
General & Administrative	4,292	2,701	15,318	8,467

Total Operating Expenses	14,347	7,492	48,484	25,423

Operating Income	1,025	4,172	4,249	8,787
Interest Income	999	532	4,254	1,403

Income Before Income Taxes	2,024	4,704	8,503	10,190
Income Tax Expense	1,371	1,094	5,342	1,234

Net Income	$653	$3,610	$3,161	$8,956

Income Per Share, Basic	$0.02	$0.14	$0.11	$0.38

Weighted Average Shares Outstanding, Basic	30,258	24,930	29,768	23,753

Income Per Share, Diluted	$0.02	$0.14	$0.10	$0.35

Weighted Average Shares Outstanding, Diluted	31,165	26,687	$30,998	$25,330

Smith Micro 2007 Fourth Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$87,549	$92,564
Accounts Receivable, (Net)	13,157	9,828
Income Taxes Receivable	180	122
Deferred Tax Asset	660	90
Inventory	1,993	857
Prepaid & Other Assets	1,001	308

Total Current Assets	104,540	103,769
Equipment & Improvements, Net	1,079	417
Deferred Tax Asset	6,351	7,786
Goodwill	32,505	15,266
Intangible Assets, Net	17,946	3,788

TOTAL ASSETS	$162,421	$131,026

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,401	$$2,941
Deferred Revenue	584	78
Accrued Liabilities	3,922	1,950

Total Current Liabilities	7,907	4,969

Common Stock	30	28
Additional Paid In Capital	154,312	129,018
Accumulated Earnings (Deficit)	172	(2,989)

Total Stockholders’ Equity	154,514	126,057

TOTAL LIABILITIES & EQUITY	$162,421	$131,026

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